Exhibit 99.2

Company Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia Reports First Quarter 2011 Results

First Quarter Revenue Down 12% year over year to $6.1 Million; Improving Quarterly Net Income and Adjusted EBITDA

SEATTLE, WA — May 5, 2011 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the first quarter ended March 31, 2011.

Q1 2011 Highlights

•	Revenue down 12% to $6.1 million vs. Q1 2010

•	Gross margin flat at 85% vs. Q1 2010

•	Adjusted EBITDA increased 64% to $1.1 million vs. Q1 2010

•	Net income of $393,000 in Q1 2011 vs. net income of $17,000 in Q1 2010

•	Annual Contract Value per Client up 19% vs. Q1 2010

Q1 2011 Operational Performance Summary

	Q1 11	Q4 10	Change %	Q1 10	Change %
Annual Contract Value (ACV) (in millions)	$20.8	$22.0	-5%	$24.4	-15%
Total Clients	5,600	6,200	-10%	7,800	-28%
Annual Contract Value per Client (ACVC)	$3,725	$3,558	5%	$3,119	19%
Quarterly Contract Value per Client (QCVC)	$4,038	$4,279	-6%	$3,259	24%

First Quarter 2011 Results

In the first quarter of 2011, net income improved to $393,000 or $0.05 cents per diluted share, compared to net income of $17,000 or $0.00 cents per diluted share in the first quarter of 2010.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) for the quarter improved to $1.1 million, compared to adjusted EBITDA of $661,000 in the same year-ago period. The cost reductions implemented over the last 6 months have had the desired short term effect.

As expected, revenue for the first quarter of 2011 decreased 5% to $6.1 million from $6.5 million in the previous quarter and decreased 12% from $7.0 million in the same year-ago period. A major factor in our declining year over year revenue was the continued loss of non-strategic clients. At the end of the first quarter, the company’s total client base decreased 28% to 5,600 clients compared to 7,800 clients in the same year-ago period.

The year-over-year decrease in total clients is primarily attributed to lower first year client retention rates and fewer new client acquisitions. Prior to July 2010, our acquisition sales force drove a high volume of low value transactions. These new customers were non-targeted accounts, and generally renewed at sub-optimal rates. Under our targeted accounts strategy, we expect to acquire fewer new clients than in the past, but at significantly higher contract values. Even as retention rates improve, new client acquisitions may not completely replace clients lost and our net client count may continue to decline. As a result of this trend, we

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expect our revenue to continue to decline compared to 2010 results, but at a decelerating rate in the second half of 2011.

ACV represents the aggregate annual revenue value of the company’s subscription contracts. ACV decreased 5% to $20.8 million from $22.0 million in the previous quarter, and 15% from $24.4 million in the same year-ago quarter (for more information about ACV, see “About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC),” below).

A significant driver of ACV is Annual Contract Value per Client (ACVC), which increased 5% to an average of $3,725 per client from the previous quarter and increased 19% from the first quarter of 2010. ACVC improved in the first quarter, in part by targeting more strategic clients and because renewals were weighted toward strategic clients with higher contract values.

Quarterly Contract Value per Client, or QCVC, represents the average annual contract value of all new and renewing clients transacting during the quarter and is a leading indicator of future Annual Contract Value per Client. In Q1, QCVC increased 24% to nearly $4,038 from approximately $3,259 in the same year ago period. The year over year increase in QCVC is due to price increases which took effect in Q4 10, the sun setting of low value product offers, and by eliminating low value lead sources. Compared to Q4 2010 however, our QCVC decreased by 6%. This decline is due to lower acquisition sales volume and fewer enterprise clients renewable in the first quarter of 2011. New clients and enterprise clients typically command higher contract values, and the lower mix of these transactions in Q1 11 drove down QCVC compared to Q4 10.

Operating expenses in the first quarter of 2011 decreased 12% to $4.9 million from $5.5 million in the previous quarter and decreased 18% from $5.9 million in the same year-ago quarter. Compared to the prior year, sales and marketing expenses decreased by $1.1 million or 30%, as a result our initiative to reduce expenses and lower than expected variable costs incurred in the first quarter of 2011. Technology and development expenses increased by $141,000 or 16%, primarily because more costs were expensed on internal use software projects in 2011 compared to 2010. A significant portion of our database investment completed in 2010 met the accounting threshold for cost capitalization compared to current technology investments.

Earlier today, Onvia announced the adoption of a tax benefits preservation plan to protect the company’s $75.1 million in net operating loss carryforwards, or “NOLs”. The company incurred $122,000 in independent legal and financial advisor fees to quantify the available NOLs, analyze unsolicited expressions of interest from third parties to acquire Onvia and develop the tax benefits preservation plan. Please refer to the press release issued earlier today for more detailed information.

Cash, cash equivalents and investments totaled $11.0 million at March 31, 2011, compared to $10.9 million at December 31, 2010.

Management Commentary

“Over the last six months the leadership team and I have created a turnaround plan that consists of 5 key initiatives which we began to execute in the first quarter,” stated Hank Riner, Onvia’s Chief Executive Officer. “These initiatives are intended to drive organizational clarity, rationalize expenses and focus on customer satisfaction. We still have a lot of hard work ahead of us, but I am pleased with our early progress.”

Mr. Riner continued, “The first initiative is to reduce costs. We have simplified our business and narrowed our target market which has helped us identify and reduce $1.9 million annually in non-essential costs. This initiative has produced the desired short term results, driving significant improvements in net income and adjusted EBITDA in the first quarter.

“Second, we are in the process of transforming our Small and Medium Business or “SMB” sales organization from a transactional team into a consultative sales force focused on a very targeted market. We are creating a proprietary database of qualified target companies, which have a strategic, long term interest in the public sector. We will nurture these targets with the goal to increase sales pipeline throughout 2011, and expect a corresponding increase in new clients each quarter. We also rebuilt our acquisition sales force during the quarter, hiring strong sales managers and sales professionals with consultative selling backgrounds. Due to this transition, we believe new client acquisitions will begin to scale by the end of 2011. The success of this

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strategy will be measured each quarter by the contract value of each new customer we acquire from the “targeted accounts” strategy. In the first quarter of 2011, the average contract value per client of our new SMB clients was $6,355, up 40% from $4,548 in the fourth quarter of 2010.

“Our third initiative is to expand the distribution of Onvia content through channel sales programs and partnerships. Since December 2010, we have contracted with two new partners to resell derivatives of our content through their specific channels. We believe it will take a few quarters to generate revenue from these partnerships. As of the end of the first quarter of 2011, total content license contract value was $2.1 million, flat with the fourth quarter of 2010. The success of this initiative will be measured by our ability to grow this business in 2011 and to sign up new strategic partnerships this year.

“Our fourth priority is to develop and execute an enterprise sales and marketing program. This program is directed to the largest companies that offer the most business potential for Onvia. John Besteman, our new VP of Enterprise Sales, joined the team in late February. In his first 60 days, John has focused on pricing and team structure, and has developed a preliminary list of enterprise targets. We are excited about the opportunity within the enterprise space and look forward to reporting on this initiative throughout the year.

“Finally, our fifth and final initiative is to institute a market-driven product development process and expand the applications available to customers through our database. To help us clarify our product vision we have created a Customer Advisory Board of ten of our largest clients. The strategic, market driven dialogue from these meetings is intended to help inform our product vision for the next 3-4 years. In 2011, product development is focused on improving and enhancing the client experience, including an improved user interface, data visualization, and a “vendor center” with in-depth information on those companies that sell to the public sector. By focusing on the needs of our target market and by forming a closer connection with our customers, we believe we can deliver exceptional products that offer our customers significant value in maximizing their business in the public sector market.”

Conference Call

Onvia will hold a conference call later today (May 5, 2011) to discuss our first quarter results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, May 5, 2011

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-800-862-9098

International: 1-785-424-1051

Conference ID#: 7ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.onvia.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until June 5, 2011:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11634

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Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including the company’s competitors) may define adjusted EBITDA differently. The company presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Income to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Income to adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Income to adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
GAAP net income	$393	$150	$17
Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(11)	(7)	(16)
Depreciation and amortization	639	652	689
Amortization of stock-based compensation	63	(100)	(29)

Adjusted EBITDA	$1,084	$695	$661

About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC)

The company also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV), which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of the company’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. The company also receives revenues from multi-year content distribution partnerships, stand alone management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations. Quarterly Contract Value per Client (QCVC) is similar to ACVC, but represents the average annual contract value of all new and renewing client transactions signed during the quarter only. Management also uses QCVC as a basis for planning and forecasting, and believes it is useful in understanding core business trends.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding future revenue and client growth. Forward-looking statements can be identified by words such as “believe,” “intend,” “plan,” “expect,” “should” and similar references to future periods. These statements are based on management’s current expectations and beliefs and, because such statements relate to the future, are subject to risks and uncertainties that are difficult to predict. The

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company’s actual results may differ materially from those contemplated by the forward-looking statements in this release and we caution you against relying on any of these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s “targeted accounts” strategy may fail to increase contract value of new customers; identifying partners to distribute Onvia’s content may be slower than expected; client adoption of Onvia’s enterprise solutions may be slower than expected; Onvia’s market driven product development process may fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in the company’s Annual Report on Form 10-K for the year December 31, 2010.

Any forward-looking statement made by the company in this presentation is as of the date indicated. Factors or events that could cause the company’s actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company assumes no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 12 years Onvia (NASDAQ: ONVI) has been delivering the research, analytics and tools companies rely on to succeed in gBusiness – the intersection of business and government and a $5.5 trillion market. Onvia tracks, analyzes and reports the spending of more than 89,000 federal, state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes, and Recovery.org, a free website that tracks Recovery Act-funded projects. For information about Onvia visit www.onvia.com.

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,649	$7,522
Short-term investments, available-for-sale	5,389	3,362
Accounts receivable, net of allowance for doubtful accounts of $51 and $73	1,535	1,750
Prepaid expenses and other current assets, current portion	623	594
Security deposits, current portion	45	135

Total current assets	13,241	13,363

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,487	1,419
Reimbursable tenant improvements	147	147
Security deposits, net of current portion	90	135
Internal use software, net of accumulated amortization	6,518	6,587
Prepaid expenses and other assets, net of current portion	5	3

Total long term assets	8,247	8,291

TOTAL ASSETS	$21,488	$21,654

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$780	$1,172
Accrued expenses	789	992
Unearned revenue, current portion	9,735	9,782
Deferred rent, current portion	123	115

Total current liabilities	11,427	12,061

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	177	228
Deferred rent, net of current portion	682	716

Total long term liabilities	859	944

TOTAL LIABILITIES	12,286	13,005

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,464,553 and 8,430,605 shares issued; and 8,464,579 and 8,430,579 shares outstanding	1	1
Treasury stock, at cost: 26 and 26 shares	—	—
Additional paid in capital	352,457	352,298
Accumulated other comprehensive loss	—	(1)
Accumulated deficit	(343,256)	(343,649)

Total stockholders’ equity	9,202	8,649

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,488	$21,654

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2011 and March 31, 2010

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(In thousands, except per share data)
Revenue
Subscription	$5,298	$6,025
Content license	552	665
Management information reports	190	218
Other	103	79

Total revenue	6,143	6,987
Cost of revenue	905	1,064

Gross margin	5,238	5,923

Operating expenses:
Sales and marketing	2,647	3,782
Technology and development	1,041	900
General and administrative	1,168	1,240

Total operating expenses	4,856	5,922

Income from operations	382	1
Interest and other income, net	11	16

Net income	$393	$17

Unrealized gain on available-for-sale securities	1	5

Comprehensive income	$394	$22

Basic net income per common share	$0.05	$—

Diluted net income per common share	$0.05	$—

Basic weighted average shares outstanding	8,435	8,284

Diluted weighted average shares outstanding	8,537	8,691

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2011 and March 31, 2010

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$393	$17
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	639	689
Stock-based compensation	63	(29)
Change in operating assets and liabilities:
Accounts receivable	215	(709)
Prepaid expenses and other assets	(31)	145
Accounts payable	(404)	(99)
Accrued expenses	(203)	(354)
Unearned revenue	(98)	547
Deferred rent	(27)	(20)

Net cash provided by operating activities	547	187

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(303)	(312)
Additions to internal use software	(321)	(1,012)
Purchases of investments	(2,784)	(994)
Maturities of investments	758	2,999
Return of security deposits	135	135

Net cash (used in) / provided by investing activities	(2,515)	816

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	—	(6)
Proceeds from exercise of stock options	95	19

Net cash provided by financing activities	95	13

Net (decrease) / increase in cash and cash equivalents	(1,873)	1,016
Cash and cash equivalents, beginning of period	7,522	1,647

Cash and cash equivalents, end of period	$5,649	$2,663

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